Exhibit 99.1

FOR IMMEDIATE RELEASE

Emdeon Reports Second Quarter 2013 Results

•	Revenue of $311.5 million for Second Quarter 2013

•	Adjusted EBITDA of $77.2 million for Second Quarter 2013

NASHVILLE, Tenn. (August 8, 2013) – Emdeon Inc., a leading provider of healthcare revenue and payment cycle management and clinical information exchange solutions, today announced financial results for the second quarter ended June 30, 2013 as summarized below:

(In millions)	2Q 2013	2Q 2012	% Change
Revenue	$311.5	$294.5	5.8%
Net Income (Loss)	$(28.3)	$(35.4)	20.1%
Non-GAAP Adjusted EBITDA	$77.2	$80.1	-3.7%

“During the second quarter, we continued to see solid operating results throughout Emdeon’s business, especially in our key growth areas of payment integrity and revenue cycle technology,” said George Lazenby, chief executive officer for Emdeon. “We also significantly advanced our strategic growth initiatives through our acquisition of Goold Health Systems to expand our position in the government pharmacy benefit administration market, as well as our recent announcement of several new initiatives to further enhance the Emdeon Payment Network.”

Second quarter revenue was $311.5 million, an increase of 5.8%, compared to $294.5 for the same period in 2012. Net loss for the second quarter of 2013 was $28.3 million compared to $35.4 million for the same period in 2012. The increase in revenue as compared to the prior year period was primarily due to the impact of business growth. The improvement in net loss compared to the same period in 2012 was primarily due to the impact of business growth and lower interest expense as a result of the repricing of Emdeon’s term debt in April 2012 and April 2013.

Second quarter 2013 Non-GAAP Adjusted EBITDA decreased 3.7% to $77.2 million, or 24.8% of revenue, from Non-GAAP Adjusted EBITDA of $80.1 million, or 27.2% of revenue, for the comparable period in 2012. This decline in Adjusted EBITDA as compared to the same period in 2012 is primarily due to increased investments related to sales and other strategic growth initiatives, as well as increased labor costs in our government eligibility and enrollment services in advance of the related revenues, partially offset by business growth.

A reconciliation of Emdeon’s financial results determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) to certain non-GAAP financial measures has been provided in the financial statement tables included in this release to supplement its unaudited condensed consolidated financial statements presented on a GAAP basis. An explanation of these non-GAAP measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”

About Emdeon

Emdeon is a leading provider of revenue and payment cycle management and clinical information exchange solutions, connecting payers, providers and patients in the U.S. healthcare system. Emdeon’s offerings integrate and automate key business and administrative functions of its payer and provider customers throughout the patient encounter. Through the use of Emdeon’s comprehensive suite of solutions, which are designed to easily integrate with existing technology infrastructures, customers are able to improve efficiency, reduce costs, increase cash flow and more efficiently manage the complex revenue and payment cycle and clinical information exchange processes. For more information, visit www.emdeon.com.

Forward-Looking Statements

Statements made in this press release that express Emdeon’s or management’s intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. Forward-looking statements may include information concerning Emdeon’s possible or assumed future results of operations, including descriptions of Emdeon’s revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to Emdeon’s operations and business environment, all of which are difficult to predict and many of which are beyond Emdeon’s control. Although Emdeon believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Emdeon’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Such factors related to Emdeon’s actual financial results or results of operations include: effects of competition, including competition from entities that are customers for certain of Emdeon’s solutions; Emdeon’s ability to maintain relationships with its customers and channel partners; Emdeon’s ability to effectively cross-sell its solutions to existing customers and to continue to generate revenue and maintain profitability by developing or acquiring and successfully deploying new or updated solutions; pricing pressures on Emdeon’s solutions; the anticipated benefits from acquisitions not being fully realized or not being realized within the expected time frames; and general economic, business or regulatory conditions affecting the healthcare information technology and services industries; as well as the other risks discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in Emdeon’s Annual Report filed on Form 10-K for the year ended December 31, 2012, as well as other reports filed by Emdeon with the Securities and Exchange Commission.

You should keep in mind that any forward-looking statement made by Emdeon herein, or elsewhere, speaks only as of the date on which made. Emdeon expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in Emdeon’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

# # #

Contacts:

Investor Relations

Bob East

Westwicke Partners

443.213.0502

bob.east@westwicke.com or

Emdeon@westwicke.com

Emdeon Inc.

Condensed Consolidated Statements of Operations

(unaudited and amounts in thousands)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2013	2012	2013	2012
Revenue	$311,485	$294,467	$617,187	$580,503
Costs and expenses:
Cost of operations (exclusive of depreciation and amortization below)	193,816	180,090	383,122	353,236
Development and engineering	7,644	8,590	15,366	17,676
Sales, marketing, general and administrative	42,945	39,040	82,056	75,169
Depreciation and amortization	43,946	46,626	90,762	91,782
Accretion	7,459	8,579	11,599	12,346

Operating income	15,675	11,542	34,282	30,294
Interest expense, net	37,974	42,902	79,389	88,641
Loss on extinguishment of debt	23,160	21,853	23,160	21,853

Income (loss) before income tax provision (benefit)	(45,459)	(53,213)	(68,267)	(80,200)
Income tax provision (benefit)	(17,191)	(17,820)	(26,547)	(27,272)

Net income (loss)	$(28,268)	$(35,393)	$(41,720)	$(52,928)

Emdeon Inc.

Condensed Consolidated Balance Sheets

(unaudited and amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$52,919	$31,763
Accounts receivable, net of allowance for doubtful accounts of $4,399 and $3,585 at June 30, 2013 and December 31, 2012, respectively	203,734	190,021
Deferred income tax assets	5,043	4,184
Prepaid expenses and other current assets	30,322	28,160

Total current assets	292,018	254,128
Property and equipment, net	276,685	264,852
Goodwill	1,502,531	1,488,134
Intangible assets, net	1,683,019	1,730,089
Other assets, net	25,129	29,694

Total assets	$3,779,382	$3,766,897

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,244	$6,223
Accrued expenses	125,792	101,805
Deferred revenues	9,656	9,342
Current portion of long-term debt	22,094	17,595

Total current liabilities	169,786	134,965
Long-term debt, excluding current portion	2,017,744	1,999,414
Deferred income tax liabilities	447,394	466,921
Tax receivable agreement obligations to related parties	136,602	125,003
Other long-term liabilities	10,651	8,443
Commitments and contingencies
Equity:
Common stock (par value, $.01), 100 shares authorized and outstanding at June 30, 2013 and December 31, 2012, respectively	—	—
Additional paid-in capital	1,134,266	1,130,968
Accumulated other comprehensive income (loss)	(313)	(3,789)
Accumulated deficit	(136,748)	(95,028)

Total equity	997,205	1,032,151

Total liabilities and equity	$3,779,382	$3,766,897

Emdeon Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited and amounts in thousands)

	Six Months Ended	Six Months Ended
	June 30, 2013	June 30, 2012
Operating activities
Net income (loss)	$(41,720)	$(52,928)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	90,762	91,782
Accretion	11,599	12,346
Equity compensation	3,547	—
Deferred income tax expense (benefit)	(27,451)	(28,066)
Amortization of debt discount and issuance costs	4,717	5,073
Loss on extinguishment of debt	22,828	18,293
Other	1,861	227
Changes in operating assets and liabilities:
Accounts receivable	(10,208)	1,062
Prepaid expenses and other	(697)	(3,666)
Accounts payable	5,498	3,231
Accrued expenses, deferred revenue and other liabilities	23,539	7,138
Tax receivable agreement obligations to related parties	(103)	(114)

Net cash provided by (used in) operating activities	84,172	54,378

Investing activities
Purchases of property and equipment	(33,246)	(27,430)
Payments for acquisitions, net of cash acquired	(18,291)	(59,013)

Net cash provided by (used in) investing activities	(51,537)	(86,443)

Financing activities
Proceeds from Term Loan Facility	—	70,351
Debt principal payments	(6,472)	(6,312)
Payments on Revolving Facility	—	(15,000)
Payment of loan costs	(2,178)	(2,060)
Repayment of deferred financing arrangements	(1,844)	—
Repurchase of Parent common stock	(250)	(317)
Other	(735)	(135)

Net cash provided by (used in) financing activities	(11,479)	46,527

Net increase (decrease) in cash and cash equivalents	21,156	14,462
Cash and cash equivalents at beginning of period	31,763	37,925

Cash and cash equivalents at end of period	$52,919	$52,387

Explanation of Non-GAAP Financial Measures

Emdeon’s management believes that, in order to properly understand Emdeon’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-operating items, when used as a supplement to financial performance measures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These items result from facts and circumstances that vary in frequency and/or impact continuing operations. In addition, management uses results of operations before such excluded items to evaluate the operational performance of Emdeon as a basis for strategic planning and as a performance evaluation metric in determining achievement of certain executive and management incentive compensation programs. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition to the description provided below, reconciliations of GAAP to non-GAAP results are provided in the financial statement tables included in this release.

In this release, Emdeon defines Adjusted EBITDA as EBITDA (which is defined as net income before income tax provision (benefit), net interest expense and depreciation and amortization), plus certain other non-cash or non-operating items (collectively, “EBITDA Adjustments”).

To properly evaluate Emdeon’s business, Emdeon encourages investors to review the GAAP financial information included in this release, and not rely on any single financial measure to evaluate Emdeon’s business. Emdeon also strongly encourages investors to review the reconciliation of net income (loss) to the non-GAAP measure of Adjusted EBITDA. Adjusted EBITDA, as Emdeon defines it, may differ from and may not be comparable to similarly titled measures used by other companies, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations. Adjusted EBITDA calculations are also used in our credit facilities and indentures, although the adjustments used to calculate Adjusted EBITDA as used in our credit facilities and indentures vary in certain respects among such agreements and from those presented below.

Management uses Adjusted EBITDA to facilitate a comparison of Emdeon’s operating performance on a consistent basis from period to period that, when viewed in combination with Emdeon’s GAAP results, management believes provides a more complete understanding of factors and trends affecting Emdeon’s business than GAAP measures alone. Management believes this non-GAAP measure assists Emdeon’s board of directors, management, lenders and investors in comparing Emdeon’s operating performance on a consistent basis because it removes where applicable, the impact of Emdeon’s capital structure, asset base, acquisition accounting, non-cash charges and non-operating items from Emdeon’s operations.

Emdeon Inc.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(unaudited and amounts in thousands)

	Three Months	Three Months	Six Months	Six Months
	Ended June 30,	Ended June 30,	Ended June 30,	Ended June 30,
	2013	2012	2013	2012
Net income (loss)	$(28,268)	$(35,393)	$(41,720)	$(52,928)
Interest expense, net	37,974	42,902	79,389	88,641
Income tax provision (benefit)	(17,191)	(17,820)	(26,547)	(27,272)
Depreciation and amortization	43,946	46,626	90,762	91,782

EBITDA	36,461	36,315	101,884	100,223

EBITDA Adjustments:
Equity compensation	1,773	—	3,547	—
Acquisition accounting adjustments	216	1,496	490	3,433
Acquisition-related costs	763	2,727	1,260	3,655
Transaction-related costs and advisory fees	1,825	2,514	3,325	4,662
Strategic initiatives, duplicative and transition costs	1,308	1,627	2,468	6,243
Severance and retention costs	744	316	1,629	917
Loss on extinguishment of debt and other related costs	24,311	25,411	24,311	25,411
Accretion expense	7,459	8,579	11,599	12,346
Disposal of assets	1,934	75	1,903	51
Other	357	1,040	779	1,602

EBITDA Adjustments	40,690	43,785	51,311	58,320

Adjusted EBITDA	$77,151	$80,100	$153,195	$158,543